DEAN HELLER

Articles of Incorporation

1. Name of Corporation:	Amerasia Khan Enterprises Ltd.
2.	Pacific Registered Agents, Inc. 180 Sussex Place Carson City 89703 1805 N. Carson St. #??? Carson City NV 89701
3.	50,000,000 $0.001
4.	1. Johnny Lee ??? Chung Ying Bldg. 20-20A Connaught Road West Hong Kong 2. David Ho ??? West Broadway, Suite 200, Vancouver BC V5Z 1?? Canada
5.	
6.	Lori Ann Y. Fujioka [signature] 1660 Lincoln St. Ste. 2950 Denver CO 80264
7.	[signature] ... Nathan, President

ARTICLES OF INCORPORATION
OF
AMERASIA KHAN ENTERPRISES LTD.

ARTICLE I
NAME

The name of the corporation is Amerasia Khan Enterprises Ltd. (the "Corporation")

ARTICLE II
AUTHORIZED CAPITAL

The amount of total authorized capital stock which the Corporation shall have authority to issue is 50.000.000 shares of common stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

Common Stock. After the requirements with respect to preferential dividends on the preferred stock if any shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts. then and not otherwise the holders of the common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

After distribution in full of the preferential amount, if any, to be distributed to the holders of the preferred stock in the event of voluntary or involuntary liquidation, distribution, or sale of assets, dissolution, or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of the common stock held by them respectively.

Except as may otherwise be required by law, each holder of the common stock shall have one vote in respect to each share of the common stock held by such holder on all matters voted upon by the shareholders

ARTICLE III
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed b. a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these articles of Incorporation or by the law s of the State of Nevada. The initial Board of Directors shall consist of two members. The names and addresses of the persons who shall ser e as the directors until the first annual meeting of stockholder and until their successors are duly elected and qualified is as follows.

Name	Address
Johnny Lee	#703 Chung Ying Building 20-20A Connaught Road West Hong Kong
David Ho	841 West Broadway, Suite 200 Vancouver, B.C V5Z 1J9 Canada

The directors shall be elected at each annual meeting of shareholders, provided that vacancies may be tilled by election by the remaining directors, though less than a quorum or by the shareholders at a special meeting called for that purpose.  Despite the expiration of his or her term, a director continues to serge until his or her successor is elected and qualities.

ARTICLE IV
LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.138), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director: except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 78.300 of the Nevada General Corporation Law; or (iy) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Nevada General Corporation Law is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Nevada General

Corporation Law so amended. Any repeal or modification of this Article 1V shall not adversely affect any right or protection of a director of the Corporation under this Article 1V as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 1V prior to such repeal or modification.

ARTICLE V
INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the tact that he is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VI
HOLDER OF BOND/OTHER OBLIGATION

The holder of a bond, debenture or other obligation of the Corporation may hav e any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE VII
PREEMPTIVE RIGHT
The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasure shares or securities convertible into such shares.

ARTICLE VIII
CUMULATIVE VOTING

Cumulative voting shall not be permitted in the election of directors.

ARTICLE IX
VOTING RIGHTS

Only the shares of capital stock of the Corporation designated at issuance as haying voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares hawing voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

ARTICLE X

The initial resident agent of the Corporation shall be Pacific Registered Agents, Inc., whose street address is 180 Sussex Place. Carson City, Nevada 89703, and whose mailing address is 1805 N. Carson Street. #337, Carson City, Nevada 89701.

ARTICLE XI
INCORPORATOR

The name and address of the incorporator of the Corporation is Lori Ann Y. Fujioka, 1660 Lincoln Street, Suite 2750. Denver, Colorado 80264.

ARTICLE XIl

The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 12th day of February. 2004.

By: /s/ Lori Ann Y. Fujioka
Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

Pacific Registered Agents, Inc., hereby accepts appointment as Resident Agent for Amerasia Khan Enterprises Ltd., this 17th day of February, 2004.

By: /s/ Charles F. Mathias
Charles F. Mathias, President
Pacific Registered Agents, Inc.